EXHIBIT 99.1
News Release

For Immediate Release December 20, 2007	Contact: Steven E. Wilson Chief Financial Officer (800) 445-1347 ext. 8704
UNITED PREPAYS LONG-TERM DEBT
     WASHINGTON, D.C. and CHARLESTON, WV — In light of the lower interest rate environment, United Bankshares, Inc. (NASDAQ: UBSI) today announced that it has prepaid certain Federal Home Loan Bank (FHLB) long-term advances. In addition, United terminated an interest rate swap associated with one of the advances. The prepayment of these borrowings and the termination of the interest rate swap will lower the annual interest paid, thus improving United’s future net interest margin and enhancing future earnings.
     United completed this series of transactions on December 19, 2007, which resulted in the prepayment of $380.0 million of FHLB advances and the termination of an interest rate swap associated with one of the advances. At the time of prepayment, the FHLB advances and associated interest rate swap had an effective cost of 5.39% and a remaining life of 2.4 years. The prepayment of the FHLB advances and the termination of the interest rate swap resulted in before-tax charges of approximately $13.2 million. United replaced the prepaid debt with FHLB advances totaling $388.6 million and an associated interest rate swap that has a total effective cost of 3.97%.
     The payment of these instruments will increase net interest income on an annual basis by approximately $5.1 million before taxes.